UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-1
Registration Statement Under the Securities Act of 1933

TRI-MARK MFG, INC.
(Exact Name of Registrant As Specified In Its Charter)

      California                                                20-8069359
(State or other jurisdiction     (Primary Standard           (I.R.S. Employer
   of incorporation or        Industrial Classification       Identification
     organization)                Code Number)                   Number)

                                                     Barry Sytner
   643 S. Olive Street, Suite 777        643 S. Olive Street, Suite 777
   Los Angeles, CA 90014                         Los Angeles, CA 90014
   Telephone (213) 689-9300                    Telephone (213) 689-9300
 (Address, and telephone number             (Name, address and telephone number
 of principal executive offices)                    of agent for service)

Copies to:
Ms. Jody Walker ESQ.
7841 South Garfield Way
Centennial, CO 80122
Phone 303-850-7637 Fax 303-482-2731

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [ ]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerate filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer [  ]             Accelerated filer   [  ]
Non-accelerated filer  [  ]              Smaller reporting company [x]

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF   AMOUNT     PROPOSED        PROPOSED      AMOUNT OF
SECURITIES TO BE         TO BE      MAXIMUM         MAXIMUM      REGISTRATION
REGISTERED             REGISTERED OFFERING PRICE   AGGREGATE        FEE
                                    PER SHARE      OFFER PRICE
Common Stock           1,000,000    $1.00      $1,000,000       $39.30
                       ---------               ----------       -------
Total                  1,000,000               $1,000,000       $39.30

The Registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Preliminary Prospectus Dated February 25, 2008.  SUBJECT TO COMPLETION

$1,000,000

Up to a maximum of 1,000,000 Common Shares at $1.00 per Common Share

Tri-Mark MFG, Inc.

Tri-Mark is registering 1,000,000 common shares at the purchase price of $1.00 per common share for the aggregate offering price of $1,000,000.

The offering will commence on the effective date of this prospectus and will terminate on or before June 30, 2009.

Our common stock is currently not listed on the NASD Over-The-Counter Bulletin Board.

We will sell the common shares ourselves and do not plan to use underwriters or pay any commissions. We will be selling our common shares using our best efforts and no one has agreed to buy any of our common shares. There is no minimum amount of common shares we must sell so no money raised from the sale of such common shares will go into escrow, trust or another similar arrangement.

Consider carefully the risk factors beginning on page 6 in this prospectus.

Neither the SEC nor any state securities commission has approved these common shares or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Proceeds of the Offering
                                     Per Common Share      Total
Offering Price                           $1.00           $1,000,000
Proceeds to Tri-Mark, before expenses    $1.00           $1,000,000

TABLE OF CONTENTS

Prospectus Summary                                                 5
Risk Factors                                                       6
Forward Looking Statements                                        12
Use of Proceeds                                                   12
Plan of Distribution                                              13
Business Operations                                               14
Dilution                                                          27
Dividend Policy                                                   28
Determination of Offering Price                                   29
Management's Discussion and Analysis of Financial
  Condition and Results of Operations                             29
Directors, Executive Officers Control Persons                     30
Security Ownership of Certain Beneficial Owners
  and Management                                                  33
Certain Relationships and Related Transactions                    34
Description of Capital Stock                                      34
Shares Eligible for Future Sale                                   35
Disclosure of Commission Position on Indemnification              36
  for Securities Act liabilities
Market for Common Stock and Related Stockholder
  Matters                                                         36
Experts                                                           37
Legal Proceedings                                                 37
Legal Matters                                                     37
Where You Can Find More Information                               37
Financial Statements                                              38

PROSPECTUS SUMMARY

To understand this offering fully, you should read the entire prospectus carefully, including the risk factors beginning on page 6 and the financial statements.

General
-------                 Tri-Mark MFG, Inc. was incorporated in the
State of California on December 18, 2006. Our principal executive offices are located at 643
S. Olive Street, Suite 777, Los Angeles, CA
90014. Our telephone number is (213) 689-9300 and facsimile number is (213) 689-9304.

Operations
----------              Tri-Mark is a designer, marketer, and
manufacturer of affordable branded jewelry in the United States. We sell our jewelry to jewelry chain stores, discount stores, department stores, television home shopping networks, and wholesalers.

We offer our customers a large selection of jewelry styles, consistent product quality, and prompt delivery of product orders. Our principal product line is a wide assortment of earrings, pendants, and rings. Our jewelry is targeted towards the middle market, which generally retails between $19.99 to $49.99. We offer over 2,000 styles of earrings, pendants, and rings.

Our products are sold in retail locations and through home shopping networks.

Common stock
 outstanding
------------            8,000,000

Common shares being
 sold in this offering
----------------------  1,000,000


Termination of the
  Offering
------------------      The offering will commence on the effective
date of this prospectus and will terminate on or before June 30, 2009.

Market for our
 common stock
--------------          Our common stock is not listed on the NASD
Over-The-Counter Bulletin Board. We can provide no assurance that there will be an active market for our common stock.


RISK FACTORS

Tri-Mark's business is subject to numerous risk factors, including the following.

1. We cannot offer any assurance as to our future financial results. You may lose your entire investment.

We have not received substantial income from operations to date and future financial results are uncertain. We cannot assure you that Tri-Mark can operate in a profitable manner. We have an accumulated deficit of $(27,119) as of December 31, 2007. Even if we obtain future revenues sufficient to expand operations, increased production or marketing expenses would adversely affect liquidity of Tri-Mark. In their opinion on our financial statements as of and for the year ended December 31, 2007, our auditors have indicated that there is substantial doubt about our ability to continue as a going concern.

2. We do not have a public market in our securities. If our common stock has no active trading market, you may not be able to sell your common shares at all.

We do not have a public market for our common shares. Our securities are not traded on any exchange. We cannot assure you that an active public market will ever develop. Consequently, you may not be able to liquidate your investment in the event of an emergency or for any other reason.

3. We do not meet the requirements for our stock to be quoted on NASDAQ, American Stock Exchange or any other senior exchange and the tradability in our stock will be limited under the penny stock regulation.

The liquidity of our common stock is restricted as Tri-Mark's common stock falls within the definition of a penny stock.

Under the rules of the Securities and Exchange Commission, if the price of the company's common stock on the OTC Bulletin Board is below $5.00 per share, the company's common stock will come within the definition of a "penny stock." As a result, Tri-Mark's common stock is subject to the "penny stock" rules and regulations. Broker-dealers who sell penny stocks to certain types of investors are required to comply with the Commission's regulations concerning the transfer of penny stock. These regulations require broker-dealers to:
   - Make a suitability determination prior to selling penny stock to the purchaser;

   -   Receive the purchaser's written consent to the transaction; and
   -   Provide certain written disclosures to the purchaser.

These requirements may restrict the ability of broker/dealers to sell the company's common stock, and may affect the ability to resell the company's common stock.

4. We are dependent on Barry Sytner and key management personnel. The failure to attract and retain the necessary personnel could have a materially adverse effect on our business, operations and financial condition.

Our success is dependent upon, among other things, the services of Dan Barry Sytner, chief executive officer. The loss of Mr. Sytner's services could have a material adverse effect on our business, operations and financial condition. We do not have key-man life insurance policy for Mr. Sytner. Our CEO, Barry Sytner has held management positions within the jewelry industry for over thirty-five years. Our President, Eugene Brennan has held senior management positions with major corporations for the past thirty years. Thus, our management has substantial experience in related industries and has demonstrated success within these industries; however, there can be no assurance that they will be able to duplicate that success in this company and in this rapidly developing market and industry.

The expansion of our business will place further demands on existing management and future growth. Profitability will depend, in part, on our ability to hire and retain the necessary personnel to operate our business. There is no certainty that we will be able to identify, attract, hire, train, retain and motivate other highly skilled technical, administrative, managerial, marketing and customer service personnel. Competition for such personnel is intense and there is no certainty that we will be able to successfully attract, integrate or retain sufficiently qualified personnel. The failure to attract and retain the necessary personnel could have a materially adverse effect on our business, operations and financial condition.

5. Our success may depend on the ability of our distributors to implement viable marketing initiatives.

We offer the majority of our products through a network of independent distributors. Our success is dependent upon the ability of these distributors to implement viable marketing initiatives. Many of these distributors may carry products from several different companies. There is a risk that these distributors will give priority to the products of other suppliers. The reduction or loss in sales by one or more of our key distributors, or the inability to attract new distributors, could have a material adverse effect on our business.

Risks Related to our Industry

6. As most jewelry purchases are discretionary in nature, a downturn in general economic conditions may cause our revenues to decline.

Jewelry purchases are discretionary for consumers and may be particularly affected by adverse trends in the general economy. The success of our operations depends to a significant extent upon a number of factors relating to discretionary consumer spending, including economic conditions that affect disposable consumer income such as: employment; wages and salaries; business conditions; interest rates; availability of credit; and taxation for the economy as a whole and in regional and local markets where we operate. There can be no assurance that consumer spending will not be adversely affected by general economic conditions and negatively impact our results of operations or financial conditions. Any significant deterioration in general economic conditions or increases in interest rates may inhibit consumers' use of credit and cause a material adverse affect on our net sales and profitability. Furthermore, any downturn in general or local economic conditions in the markets in which we operate could materially adversely affect our collection of outstanding customer accounts receivables.

7. Adverse economic cycles and retail industry conditions may result in a decline in our revenues.

Our business is subject to economic cycles and retail industry conditions. Purchases of discretionary fashion accessories such as jewelry tend to decline when there is a decline in consumer confidence or employment levels, or when disposable income is low and consumers are hesitant to use available credit. Although we believe that our lower-priced jewelry may sell better than higher-priced jewelry in a recessionary period, any significant decline in general economic conditions or uncertainties regarding future economic prospects that affect consumer spending habits could in turn harm our operating results.

We sell our merchandise primarily to mass-market retailers and independent jewelry shops across the United States, and we extend credit based on an evaluation of each of the customer's ability to pay, usually without requiring collateral. While in the past few years various retailers, including some of our customers, have experienced financial difficulties, thereby increasing the risk of extending credit to such retailers, our losses due to bad debts have been limited. In the future, however, financial difficulties of a customer could cause us to curtail sales to such customer. Our inability to collect on amounts owed to us by our customers could have a material adverse affect on our business.

8. If we are unable to anticipate consumer preferences, we may not become profitable.

Our success depends upon our ability to anticipate and respond to changing consumer preferences in a timely manner. Although we attempt to stay abreast of emerging fashion preferences affecting the jewelry industry, any failure by us to identify and respond to changing consumer tastes could hurt our sales. If we misjudge the market for our products, we may be faced with unsold inventory.

9. We may not be able to compete in the highly competitive jewelry industry and may never become profitable.

The jewelry industry is highly competitive. We compete with a large number of established jewelry manufacturers and importers that have significantly greater experience than us in designing, developing, marketing and distributing such products, and who have significantly greater financial, distribution, advertising and marketing resources than we do. Increased competitive pressures from current and future competitors could have a material adverse affect on our business.

10. The loss of our single customer could negatively impact our operating results.

We are dependent on one large customer and the loss or a reduction of purchases by this customer could hurt our operating results.

Risks Related to Our Business

11. We have only operated for a short period, so we have only a limited operating history upon which you can evaluate our business and prospects.

You should consider our prospects in light of the risks, expenses, and difficulties those companies in their earlier stage of development encounter. Our success depends upon our ability to address those risks successfully, which includes, among other things:
  - Whether we will be able to assemble and maintain the necessary resources, including financial resources, that we will need to implement our business plan;
  - Whether we can continue to build and maintain a strong management team that can develop and execute our business strategy;
  - Whether we will be successful in establishing and maintaining the strategic associations necessary to implement our business strategy; and
  - Whether we will be successful in implementing our sales and marketing strategy.

If we do not succeed in addressing these risks, our business will likely be materially and adversely affected.

We forecast our future expense levels based on our operating plans and our estimates of future revenues. If our revenues grow at a slower rate than we anticipate, or if our spending levels exceed our expectations or cannot be adjusted to reflect slower revenue growth, we may not generate sufficient revenues to achieve or sustain profitability. In this case, the value of your investment could be reduced or lost. We expect to continue to incur losses for the immediate future as we build our infrastructure, continue our sales and marketing efforts, and continue development of additional products. Even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis. Failure to achieve or maintain profitability will materially and adversely affect the market price of our common stock.

12.  Our Quarterly Results Could Fluctuate

Our quarterly operating results in the future may vary significantly, depending on factors such as revenue from our sales of jewelry the timing of our new product and service announcements and launches, market acceptance of new and enhanced versions of our products (if any), changes in our operating expenses, failure to effectively manage our inventory levels, changes in our business strategy, and general economic factors. We have limited or no control over many of these factors. Our quarterly revenues will also be difficult to forecast because the markets for our products and services are evolving and our revenues in any period could be significantly affected by new product announcements and product launches by our competitors, as well as by alternative technologies. Variations in timing of sales may cause significant fluctuations in future operating results. In addition, because a significant portion of our business may be derived from orders placed by a limited number of large customers, the timing of such orders can also cause significant fluctuations in our operating results. Anticipated orders from customers may fail to materialize. Delivery schedules may be deferred or cancelled for a number of reasons, including changes in specific customer or international economic conditions. The adverse impact of a shortfall in our revenues may be magnified by our inability to adjust spending to compensate for such shortfall. As a result of these factors and other factors, it is likely that in some future period our operating results will be below the expectations of securities analysts or investors, which would likely result in a significant reduction in the market price of our stock. Period-to-period comparisons of our results of operations will not necessarily be meaningful for the foreseeable future.

13. Delays in prompt payments from our customers or disputes may adversely affect our business.

We are dependent upon reasonably prompt payments from our customers to include large commercial businesses, government bodies and other contracted parties. Delays or disputes may materially affect our cash flow and place our operations in substantial jeopardy. We are not certain we can obtain bank lines of credit for financing receivables, if needed, or that the terms of such credit would be reasonable or affordable.

14.  Our insurance may not cover all of our future liabilities.

We intend to carry commercial, general liability, and comprehensive insurance on our operations, including fire, liability, extended coverage, other casualty insurance and key man insurance. There may be risks that are uninsurable on terms that we believe to be economic. In addition, losses may exceed amounts on the policies.

15. If we are unable to manage future growth effectively, our business, results of operations and financial condition could be materially adversely affected.

We hope and expect to grow rapidly, both in the rate of our sales and operations and the number and complexity of our products, product distribution channels, and product development activities. Several members of our key management team only recently joined us, and integration of those persons into a cohesive management unit may be problematic. Our growth, coupled with the rapid evolution of our markets, has placed, and is likely to continue to place, significant strains on our administrative, operational, technical and financial resources and increase demands on our internal management systems, procedures and controls. If we are unable to manage future growth effectively, our business, results of operations and financial condition could be materially adversely affected.

16.  Tri-Mark May Be Subject To Foreign Currency Exchange Rate Risks

Tri-Mark may outsource a significant portion of the production of its jewelry to companies outside the United States, particularly in Asia. Although Tri-Mark plans to transact its business in U.S. dollars, the Company cannot assure investors that future fluctuations in the value of the U.S. dollar would not affect the costs of these services and the ability of Tri-Mark to secure such services. The Company cannot estimate the effect that an immediate 10% change in foreign currency exchange rates would have on the Company's future operating results or cash flows as a direct result of changes in exchange rates. However, the Company does not believe that it currently has any significant direct foreign currency exchange rate risk and has not hedged exposures denominated in foreign currencies or any derivative financial instruments.

17.  We May Be Subject to Risks Associated with Global Operations

We only recently began to concentrate on developing international sales. As a result, we could derive substantial portions of our revenues from customers outside the United States. International operations are subject to a number of risks, including costs of localizing products and services for international markets, dependence on independent resellers, multiple and conflicting regulations regarding communications, restrictions on use of data and internet access, longer payment cycles, unexpected changes in regulatory environments, import and export restrictions and tariffs, difficulties in staffing and managing international operations, greater difficulty or delay in accounts receivable collection, potentially adverse tax consequences, the burden of complying with a variety of laws outside the United States, the impact of possible recession prone environments and economies outside the United States and political and economic instability. Furthermore, we expect that our export sales would be denominated predominately in United States dollars. Therefore, an increase in the value of the United States dollar relative to other currencies could make our products and services more expensive and potentially less competitive in international markets.

FORWARD LOOKING STATEMENTS

The statements contained in this prospectus that are not historical fact are forward-looking statements which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. We have made the forward-looking statements with management's best estimates prepared in good faith.

Because of the number and range of the assumptions underlying our projections and forward-looking statements, many of which are subject to significant uncertainties and contingencies that are beyond our reasonable control, some of the assumptions inevitably will not materialize and unanticipated events and circumstances may occur subsequent to the date of this prospectus.

These forward-looking statements are based on current expectations, and we will not update this information other than required by law. Therefore, the actual experience of Tri-Mark, and results achieved during the period covered by any particular projections and other forward-looking statements should not be regarded as a representation by Tri-Mark, or any other person, that we will realize these estimates and projections, and actual results may vary materially. We cannot assure you that any of these expectations will be realized or that any of the forward-looking statements contained herein will prove to be accurate.


USE OF PROCEEDS

Any proceeds received from the sale of our common shares or from the exercise of warrants will be deposited directly into the operating account of Tri-Mark. We will be attempting to raise up to $1,000,000, minus expenses of $34,039, from the sale of our common shares. These proceeds will be used as follows:

Gross Proceeds            $1,000,000                 $500,000
Expenses                      34,039                   34,039
                          ----------                 --------

Equipment and Hardware      $250,000                 $125,000
Sales and Marketing          500,000                  250,000
Legal and Accounting          50,000                   25,000
Working Capital              165,961                   65,961
                            --------                 --------
Net Proceeds                $965,961                 $465,961

Gross Proceeds              $250,000                 $125,000
Expenses                      34,039                   34,039
                          ----------                 --------

Equipment and Hardware      $ 65,000                 $ 50,000
Sales and Marketing          100,000                   15,000

Legal and Accounting          25,000                   15,000
Working Capital               25,961                   10,961
                            --------                 --------
Net Proceeds                $215,961                 $ 90,961

Working capital may also consist of income taxes, interest expense, jewelry sales commissions and administrative expenses

In the event we are not successful in selling all of the securities to raise $1,000,000, we would give priority to allocating capital to the purchase of equipment and hardware and launching marketing and sales initiatives to develop sales in the industries we are currently working in. Any remaining capital would be used to fund our working capital needs.


PLAN OF DISTRIBUTION

This prospectus relates to the sale of 1,000,000 common shares.

We will sell the common shares ourselves and do not plan to use underwriters or pay any commissions. We will be selling our common shares using our best efforts and no one has agreed to buy any of our common shares. There is no minimum amount of common shares we must sell so no money raised from the sale of our common shares will go into escrow, trust or another similar arrangement.

The common shares are being offered by Barry Sytner and Eugene V. Brennan, officers and directors of Tri-Mark. Messrs. Sytner and Brennan will be relying on the safe harbor in Rule 3a4-1 of the Securities Exchange Act of 1934 to sell the common shares. No sales commission will be paid for common shares sold by Messrs. Sytner and Brennan. Messrs. Sytner and Brennan are not subject to a statutory disqualification and are not associated persons of a broker or dealer. Additionally, Messrs. Sytner and Brennan primarily perform substantial duties on behalf of Tri-Mark otherwise than in connection with transactions in securities. Neither Mr. Sytner nor Mr. Brennan were a broker or dealer or an associated person of a broker or dealer within the preceding 12 months and they have not participated in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraph (a)4(i) or (a)4(iii) of Rule 3a4-1 of the Securities Exchange Act of 1934.

The offering shall terminate on June 30, 2009.

These are no finders.

Under the rules of the Securities and Exchange Commission, our common stock will come within the definition of a "penny stock" because the price of our common stock on the OTC Bulletin Board is below $5.00 per share. As a result, our common stock will be subject to the "penny stock" rules and regulations. Broker-dealers who sell penny stocks to certain types of investors are required to comply with the Commission's regulations concerning the transfer of penny stock. These regulations require broker-dealers to:
   - Make a suitability determination prior to selling penny stock to the purchaser;
   -   Receive the purchaser's written consent to the transaction; and
   -   Provide certain written disclosures to the purchaser.

These requirements may restrict the ability of broker/dealers to sell our common stock, and may affect the ability to resell our common stock.


BUSINESS OPERATIONS

Overview
--------
Tri-Mark is a designer, marketer, and manufacturer of affordable branded jewelry in the United States. We sell our jewelry to jewelry chain stores, discount stores, department stores, television home shopping networks, and wholesalers.

We are a low-cost and high-volume manufacturer in the value priced jewelry market. We believe our primary competitive advantage is our manufacturing methods, which allow for substantially reduced costs per unit, provide substantial capacity and better quality, and require minimal skilled labor. Our merchandising strategy also involves the design of products that we believe will continually appeal to the mass market. We also assist our customers in creatively merchandising our jewelry to encourage impulse purchases.

We offer our customers a large selection of jewelry styles, consistent product quality, and prompt delivery of product orders. Our principal product line is a wide assortment of earrings, pendants, and rings. Our jewelry is targeted towards the middle market, which generally retails between $19.99 to$49.99. We offer over 2,000 styles of earrings, pendants, and rings. Our products are intended to appeal to consumers who are fashion conscious.

Our products are sold in retail locations and through home shopping networks.

We plan to focus our efforts on increasing our customer base through expansion of our product line and customer base through selective acquisitions of other concerns that distribute complementary jewelry products. If we identify such an acquisition we intend to finance it using, internally generated funds, borrowing under credit facilities or, if necessary, issuance of our securities.

Business Strategy
-----------------
Our business strategy is to offer custom designed and manufactured jewelry products to a wide array of customers.

We believe that we have pleased our existing customers with our designs and quality workmanship such that we intend to start offering our design and manufacturing services to other customers. We believe that we now have a portfolio of custom jewelry designs that is sufficient to demonstrate our abilities to other customers with a view to entering into arrangements with them of a similar nature to our current clients, providing them with custom jewelry designs and products. We also believe that our existing customers will provide us with references, which we will be able to use to solicit and secure additional business from new clients. We believe that we have the ability to leverage our expertise and existing customers to potentially increase sales.

Our primary business strategies are as follows:

  - Capitalize on Our Manufacturing Processes - Our manufacturing process allows us to produce mass quantities of value priced jewelry. We are able to offer quality products to our customers at prices that are competitive with or lower than our competitors offering similar goods, while maintaining adequate profit margins. Management believes that our manufacturing process produces goods that are superior to comparably priced goods produced by competitors. We believe that these advantages will allow for continued growth in market share of value priced jewelry.

  - Maintain a Broad Product Mix - We maintain a broad product mix so that we can meet the varying needs of our customers. This also enables us to supply each customer with a number of different styles of each product, which jewelry retailers generally like to have in stock. We currently offer our customers approximately 2,000 styles of earrings, pendants, and rings.

  - We attempt to provide our customers with earrings and other jewelry products that incorporate traditional styles and designs. While we regularly update our product lines and offer new products, we seek to avoid designs incorporating fashion trends that are expected to have short life cycles. This approach enables us and our customers to avoid accumulating obsolete inventory.

  - Additionally, we can create specially designed products in response to requests or pictures submitted to us by our customers. This variety and flexibility allows us to meet a wide variety of our customers' jewelry needs.

Products
--------

Tri-Mark offers a broad selection of stainless steel and silver jewelry. We provide our customers with a broad selection of jewelry products that incorporate traditional styles and designs. We avoid designs incorporating fashion trends, which are expected to have short life cycles. This approach enables us to avoid accumulating obsolete inventory. Additionally, by producing a greater quantity of a particular product, our manufacturing process is more efficient.

We regularly update our product lines and offer new products. We maintain a staff of model makers/designers who develop new designs based on research of the market and surveying stores, catalogues, and industry publications to determine current trends. Additionally, we can create specially designed products in response to requests or pictures submitted to us by our customers. New product design prototypes are created, and after evaluation, the final product design is produced.

A principal goal of our design program is to maximize the perceived value of our products through design and manufacturing innovations that enhance the appearance of the jewelry without causing corresponding increases in product costs. This design approach assists us in producing quality products reflecting general consumer tastes. Tri-Mark seeks products, not as fashion leaders or faddish styles, but of enduring styles that encourage moderately priced impulse purchases.

We design and manufacturer virtually all kinds of modern jewelry for which prices are determined on an individual piece-by-piece basis depending on the intricacy of the design and manufacture process and the selection of materials to be used in creating each piece.

Once a client makes a request for a piece of jewelry to be made, we assist them in the design of the piece and the selection of the type of precious metal and precious stone(s) for their piece. We then acquire the raw materials in sufficient quantity to make the specific piece of jewelry. In normal course business, we do not carry inventories of raw materials.

We believe that our future success will depend, in part, on our ability to enhance existing product lines and develop new styles and products to meet an expanding range of customer requirements.

   Earrings
We manufacture earrings, pendants and certain jewelry components. Many of these products are manufactured through our manufacturing process, which allows us to produce these items at costs, which are competitive with, or less than our competitors. We also design earrings and pendants to match some of our rings so that the products can be sold as a set.

   Pendants
Tri-Mark manufactures an extensive selection of pendants including religious symbols; popular sayings; sport themes and team logos; animal motifs; nautical, seashore, western, musical, zodiac, and other thematic figures; initials; and abstract artistic creations.

Pricing
-------
Tri-Mark's pricing model was arrived using both bottom-up and top-down analysis. Costs associated with the raw materials, manufacturing, and shipping were budgeted and added to costs associated with customer acquisition and retention, continued product development, and overhead and management. Contingencies were allowed for as deemed necessary. Then market pricing was reviewed based on current competitors' prices, along with a market survey of the satisfaction with these prices and the associated products and services.

Our prices are generally set based upon the cost of the precious metals, the cost of the contract craftsperson's labor, and thereafter a general mark-up.

Suppliers
---------
We purchase our supplies and raw materials from a variety of suppliers and we do not believe the loss of any of the suppliers would have a material effect on our business. Alternative sources of supply for raw materials for production of jewelry are reaprocess. A complete audited physical inventory taken at our manufacturing and administrative facilities on an annual basis, in addition to other physical inventories during the year.

We have no continuing contracts with any of our suppliers and our relationship with them may be terminated by either party at any time. We are not dependent upon any particular supplier for its raw materials. We have not encountered and do not envisage in the future, any difficulty in obtaining sufficient raw materials for our needs.

We generally lessen the risk of market fluctuations in the price of silver by either using the price we pay for the silver to determine the prices we charge to our customers for finished products incorporating the silver or by maintaining appropriate forward contracts for the purchase of silver which protects us against fluctuations in the price of silver between the order date and the date of sale.

We do not currently do not have any patents, trademarks, licenses, franchises, concessions, royalty agreements or labor contracts at this time.

Manufacturing
-------------
Our manufacturing facilities are located in Los Angeles, CA. We utilize manufacturing processes that combine modern technology and mechanization with hand craftsmanship to produce fashionable and affordable jewelry.

Our manufacturing process combines modern technology, mechanization, and hand craftsmanship to produce fashionable and moderately priced jewelry. Our manufacturing operations involve combining various metals to produce cast jewelry, and finishing operations such as cleaning, polishing, diamond-cutting, engraving, plating and other jewelry work. We utilize the lost-wax/cast-in-place method of jewelry manufacturing to produce high-quality gold rings, earrings, pendants, bracelets and brooches. This is based on an investment casting process used in the jewelry manufacturing industry. It entails creating wax duplicates of the items that are encased in a plaster mold. The plaster is hardened in an oven while the heat melts away the wax, leaving a hollow mold pre-set with stones in place. The mold is injected with metal, in effect reverse mounting the stones in the jewelry.

In addition, we utilize the carbide, or Swiss-cutting, manufacturing operation. This method uses ring blanks of various widths and dimensions, which have been cut from tubes of karat gold in a lathing process.

The blanks are then placed on a cutting machine, which is set up to cut designs into the ring using diamond tipped or carbide tipped tools.

Tri-Mark utilizes CAD/CAM (computer aided design/computer aided manufacturing) technology to enhance our design, modeling, and production capabilities. The equipment is utilized for the design of Tri-Mark's new products and for modifying the scale of existing designs whenever possible. Tri-Mark obtains proprietary protection for its products and designs. Tri-Mark updates its product offerings periodically by adding new designs and eliminating less popular styles.

Many of our manufacturing personnel are paid on a piecework basis. Management believes this basis provides incentive to maximize productivity while at the same time, it provides us accuracy in cost accounting. Our strict quality control guidelines ensure that quality is not sacrificed for productivity. We use a bar-coded tracking system for all inventories in process. When a job bag is transferred from one employee to another, it is automatically electronically "wanded" (UPC bar coded for number of units, style, and other pertinent customer information) into that employee's custody. This has the effect of assigning responsibility for the inventory. It also causes the recipient employee to verify quality of the product prior to his or her commencement of work, in effect, policing the prior person's work product. If the previous employee's work product was substandard, the recipient would return the job to production control that would require the previous employee to correct the work product with no compensation. Otherwise, the recipient would have to correct the product at no additional compensation and would further make the recipient's work more difficult as well as delaying his or her production. Therefore, the system is self-policing.

These significant savings allow us to produce jewelry that previously did not warrant large labor costs and, accordingly have not been produced by anyone else. These products sell in a range from $19.99 to $49.99 retail, and project a quality and perceived value of several times that amount. Management believes the jewelry industry has avoided producing this type of product since values did not warrant increased labor costs.

Tri-Mark does not believe the loss of any supplier would have a material adverse effect on its business. Alternative sources of supply for the goods purchased by Tri-Mark are readily available.

We believe that our manufacturing capabilities distinguish us from most of our competitors and enable us to produce very competitively priced, quality, and consistent products satisfying our customers' demands for mass merchandising.

Marketing
---------
We market and sell our jewelry primarily through our in-house cross-functional sales and marketing team from our showroom in our Los
Angeles, CA facility, through direct presentations at customer's locations and through the use of catalogues and trade show exhibitions. Utilizing this structure, Tri-Mark believes it is able to be more responsive to trends in the marketplace.

Our marketing efforts emphasize maintaining and building upon our relationship with existing customers. We believe that providing exceptional customer service is a key element of our marketing program. We maintain an adequate inventory of finished goods which, coupled with our manufacturing capabilities, enables us to rapidly fill customer orders. Additionally, we emphasize our ability to fill orders in a prompt and reliable fashion. In addition to prompt and reliable order fulfillment, we offer a wide variety of customer support services designed to meet the individual needs of our customers. For many of our retail customers, we prepackage, price-tag and bar code individual pieces of jewelry, and then ship an assortment of many prepackaged items to individual retail locations.

Our marketing strategy is to increase brand recognition of the Tri-Mark name. This includes advertising in consumer magazines and other publications of many of America's finest retailers. We believe that there is growing brand recognition of the Tri-Mark name with consumers and that this recognition has enhanced sales of our products.

A variety of strategies will be used to generate placements for Tri-Mark in magazines, daily newspapers, online publications, and vertical outlets, including, but not limited to the following:

   - Media Relations - Newsworthy press releases will be strategically disseminated and followed up. The PR team will communicate with editors at top target outlets by telephone, in person, and through e-mail. To complement the media relations activities, the PR team will perform news monitoring and advise Company executives with regards to media exclusives.

  - Proactive Media Outreach - The PR team will develop a variety of timely and compelling story angles and contact reporters. The PR team will also disseminate white papers and bylined articles from Company executives and spokespersons.
  - Editorial Calendar Opportunities - These are stories planned weeks and months in advance, will be presented to appropriate news outlets for inclusion in these planned articles.
  - Product Launches - The Company PR team will strategize with the executive team regarding all new product launches.
  - One-on-One Press Visits - When appropriate, individual meetings with selected journalists will be arranged to help them research stories and familiarize them with the Company.
  - Press Releases - The PR team will be responsible for press releases communicating information about client successes, new technologies, partnerships, and important details about Tri-Mark's executives and products.
  - Industry and Competitive News - The PR team will monitor industry news as well as keep Company executives abreast of developments on perceived competitors.
  - Investor Materials - The PR team will help to insure that all investor communication documents consistently convey Tri-Mark's message and branding across all avenues.
  - Conference and Trade Show Support - Influential trade shows and conferences will be identified in order for Tri-Mark to pursue new business development and networking. A Company trade show booth will be created and the media will be pitched prior to trade shows.
  - Positioning and Key Message Refinement - Tri-Mark's positioning will be reviewed and refined to ensure consistent communication with all media and audiences. Messages will be refined regularly as warranted by changing market conditions and feedback from the media and analysts.
  - Media Training - The PR team will be responsible for working with Company executives on overall interview skills, understanding the media and their approaches, and providing creative tips and techniques for bringing the written word to life using visuals and real-world examples.
  - White Papers and Bylined Article Development - White papers and bylined articles are an excellent medium to educate target audiences and present a detailed overview of the market and Tri-Mark. Tri-Mark will work to source, develop, and place bylined articles and white papers from Tri-Mark. Articles may be bylined by company spokespersons, industry consultants, or customers. We will work with target publications in the technology and vertical segments to secure placements and shape article content.

Advertising
-----------
We advertise in industry trade journals and participate with customers in cooperative advertising programs. There are also ads appearing in the promotional advertising pieces of our customers, which are paid for by our customers.

Tri-Mark plans to add marketing staff to develop advertising and public relations campaigns, in addition to developing Tri-Mark's collateral material. Tri-Mark plans to support its sales staff by implementing strategic advertising campaigns focused on brand name recognition. Advertising campaigns will generally focus on print media, using industry publications, although other means of advertising will also be considered and implemented by our Marketing Department. Tri-Mark also plans to use its website as a means of advertising and as an electronic brochure for generating sales leads and increasing market awareness.

Tri-Mark is implementing certain policies and procedures to control advertising or promotions that will be utilized by its marketing representatives and in its strategic alliances. These policies and procedures are necessary to assure the proper representation of Tri-

Mark at all times and include the pre-approval of all advertising material and restrictions on how representatives can advertise. A representative's failure to follow these rules can result in termination.

Promotion
---------
Products are promoted using catalogues, flyers, advertisements in trade publications, trade show exhibitions, and cooperative advertising allowances with certain customers.

Target Market and Channels of Distribution
------------------------------------------
Tri-Mark distributes its products through
  -  mass merchandisers
  -  department stores
  -  home shopping networks
  - jewelry stores (ranging from the independent store with one location to the large national chains)
  -  large retailers
  -  discount stores
  -  warehouse clubs
  -  catalog showrooms
  -  national and regional jewelry chains
  -  large regional wholesalers.

We assist our customers in allocating their purchasing budget among the items in the various product lines. We advise them of items having higher consumer demand as determined by Tri-Mark's computerized market analysis. Prices vary on the basis of service required by customers.

Customer Profile
----------------
We categorize our customers into four (4) major jewelry segments:
  -  mass merchandisers such Wal-Mart.
  -  department stores such as Sears and K-Mart

  -  home shopping networks, such as QVC
  -  jewelry chain stores such as Zales  Corporation

We generally do not sell pursuant to any formal or long-term contracts, although we do have a long-term supply agreement and a contract with a major television shopping network.

Customer Service
----------------
To better meet our customers' needs, we have a wide range of customer service programs:
  - inventory management assistance through electronic data interchange;
  -  customized packaging and bar coding; and
  -  computerized analysis of sales and marketing trends.

Our vertical integration and customer service programs enable us to be responsive to our customers' needs. We manufacture and deliver most orders on a timely and more cost-effective basis than many of our competitors.

Competition
-----------
The jewelry industry is highly competitive, both in the United States and on a global basis. Tri-Mark encounters competition primarily from manufacturers with national and international distribution capabilities and, to a lesser extent, from small regional suppliers of jewelry. Our competitors include domestic and foreign jewelry manufacturers, wholesalers, and importers who may operate on a national, regional, and local scale.

The principal competitive factors in the industry are price, quality, and design and customer service. Our specialized customer service programs are important competitive factors in sales to nontraditional jewelry retailers, including television-shopping networks. The recent trend towards consolidation at the retail level in the jewelry industry and low labor costs outside of the United States may increase the level of competition facing Tri-Mark.

The diverse distribution channels in which we market our products frequently involve different competitive factors. The ability to provide specialized services is a particularly important competitive factor in our sales to certain large retailers such as mass merchandisers, discount stores, and warehouse clubs. Product availability and the ability to offer consistent product quality at competitive prices tend to be the key competitive factors to the customer segments that we serve. Some of our competitors may specialize in sales to particular distribution channels and may have relationships with customers in those distribution channels that make competition by us more difficult. We believe that the recent trend towards consolidation at the retail level in the jewelry industry will increase the level of competition in the markets in which we compete.

We believe that we are well positioned in the industry and have a reputation for responsive customer service, high quality, and well-designed jewelry with broad consumer appeal.

We believe that the principal competitive factors in our market include:
  -  service functionality, quality and performance;
  - ease of use, reliability, scalability and security of services; customer service and support;
  - establishing a significant base of customers and distribution partners;
  - ability to introduce new services to the market in a timely manner;
  -  ability to integrate with third-party offerings and services;
and
  -  pricing.

Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, and other resources and greater name recognition than we have. Our current and future competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements. Some of these competitors have dominant positions in other markets and may seek to leverage those positions to expand their presence, which may make it more difficult for others to compete. In addition, current and potential competitors have established, and may in the future establish, cooperative relationships with third parties and with each other to increase the availability of their products and services to the marketplace. Competitors may introduce products or services that have better capabilities or performance, lower prices, or broader distribution or market acceptance, which could cause us to lose customers, lose revenue and earnings, lose market share or require us to increase expenses or reduce the price of our services, any of which could harm our business and operating results.

Sales
-----
We offer our customers a large selection of jewelry styles, consistent product quality, and prompt delivery of product orders. Sales are made by our sales personnel primarily at our showroom in Los Angeles, CA and direct presentations at customers' locations.

We have an in-house sales force and do not employ outside regional sales offices, and does not supply outside salespersons with samples. This sales structure enables management to control our selling operation more effectively as well as to deal directly with our customers and be readily accessible to them. We supplement these sales efforts through attendance at major industry trade shows. We update our product catalogue each year by adding new designs and eliminating less popular styles. We assist our customers in allocating their purchasing budgets among the different items offered by us and monitor retail sales in order to assess customer response to our products.

Tri-Mark's sales staff provides quick reaction to customer pricing and design requirements. Tri-Mark utilizes computerized databases and electronic data interfaces which assist these customers by providing information that may be used in marketing, merchandising, and inventory management.

An increasing portion of retail sales in the fine jewelry industry is being made through discount department stores, warehouse clubs, and television shopping networks. These customers are particularly interested in unique designs, volume production, and price and credit terms.

We ship our products in bulk to wholesale distributors. For certain retail jewelry chains, we prepackage and price tag most items. We then ship an order of many different items to distribution centers and stores in the chain. We provide additional services to certain customers to meet their specific marketing needs, such as tagging, boxing, and point-of-sale displays.

We also ship our jewelry to a limited number of customers on a consignment basis. Through these arrangements, we deliver our products on consignment, and when sold to consumers, the retailer pays Tri-Mark for the consigned merchandise. Consigned merchandise is subject to our own consignment arrangements with our gold lenders.

We reduce gross sales by the amount of returns and discounts to determine net sales each month. Each month we establish a reserve for returns based on our historical experience, the amount of gross sales and the customer base.

We have no contracts with any of our customers other than the orders for made-to-order products and our relationships with them may be terminated by either party at any time.

International
-------------
Tri-Mark's products are also sold internationally by Tri-Mark's marketing groups and are exhibited at the major international jewelry trade fairs.

Tri-Mark intends to continue to explore new market opportunities through product development, strategic partnering, acquisitions, the creation of new companies or divisions, and the use of partnership/distributor relationships that will provide increased market penetration in international markets.

Seasonal Nature of Business
---------------------------
Retail sales of jewelry are generally weighted to the fourth quarter. While our sales are subject to seasonal fluctuations, these fluctuations are mitigated to a degree by the early placement of orders by many of our customers, particularly for the Christmas holiday season. For most manufacturers these sales patterns reflect a business that tends to fall one-third in the first half of the year with the remaining two-thirds in the second half of the year.

Further, management believes that our sales and those of our customers are not as seasonally affected as most competitors' sales because many of our products are lower priced goods designed for mass merchandising, which generate year round impulse purchases.

Sales by Internet retailers, who generally lug their product to the consumer (as opposed to retail stores), have their revenues generally less weighted for Christmas due primarily to the consumer's fear of late delivery, and because of the consumer's likelihood to be in the Internet shopping mall during that key shopping season. In addition, these retailers generally benefit in the key winter months when the consumer is more likely to order from home. As a result, we do not expect to be as affected because of our revenues from alternative customers such as television shopping networks and sales over the Internet.

Tri-Mark has experienced a seasonal pattern in its operating results with the third and fourth quarters typically having the highest sales. This fluctuation is mitigated to a degree by the early placement of orders by many of our customers, particularly for the Christmas holiday season. In addition, we market birthday, anniversary, holiday, and seasonal products year round for such occasions as Mother's Day, Valentine's Day, Father's Day, religious holidays, and school graduations.

Revenue Sources
---------------
Revenues are acquired through, but not limited to the following:
  -  customers which management has strategic relationships;
  -  purchasing under performing competitors with current clients;
and through
  -  execution of our marketing plan.

Strategic Partners and Alliances
--------------------------------
Tri-Mark will leverage sales and delivery alliances with companies whose capabilities complement its own by enhancing the Tri-Mark brand and extending our sales to new geographies. By combining alliance partners' products and services with Tri-Mark's capabilities and expertise, Tri-Mark will create innovative, high-value products for our clients. Some alliances will be specifically aligned with Tri-Mark's products, thereby adding skills, technology and insights that are applicable across the jewelry industry. Tri-Mark also plans to work with strategic partners to promote the Tri-Mark brand.

In addition, Tri-Mark plans to continue to develop solutions that address specific market needs, are affordable, and can be easily integrated with the products we currently have in place. Tri-Mark intends to continue to explore new market opportunities through product development, strategic partnering, acquisitions, the creation of new companies or divisions, and the use of partnership/distributor relationships that will provide increased market penetration in international markets.

Patents, Trademarks, Intellectual Property, and Proprietary Protection
----------------------------------------------------------------------
Tri-Mark does not own or license any patents, trademarks, or service marks that are material to its business.

Insurance
---------
We maintain primary all-risk insurance, with coverage in excess of our current inventory levels (including consigned gold), to cover thefts and damage to inventory located on our premises and insurance on Tri-Mark goods in transit. We also maintain insurance covering theft and damage to inventory at our suppliers' locations. The amount of coverage available under such policies is limited and may vary by location, but generally is in excess of the value of the gold held by a particular supplier. Additional insurance coverage is provided by some of Tri-Mark's suppliers. We also maintain fidelity insurance, which is insurance providing coverage against theft or embezzlement by our employees.

Environmental Matters
---------------------
Tri-Mark believes it is in material compliance with all relevant federal, state, and local environmental regulations, and does not expect to incur any significant costs to maintain compliance with the regulations in the foreseeable future.

Extensive environmental laws and regulations and various other federal, state and local laws and regulations regarding health and safety matters affect our operations. Since our manufacturing operations routinely use materials regulated by the environmental laws we may incur material liabilities if any claims are brought against us in connection with these operations. We have an ongoing compliance program to ensure that our manufacturing processes are in compliance with environmental rules and regulations. We have taken steps to reduce the environmental risks associated with our operations and believe that we are currently in substantial compliance with all environmental laws.

Employees
---------
We presently have two full-time employees, eight independent contractors employees and no part-time employee.

Reports to Security Holders
We intend to become a fully reporting company under the requirements of the Exchange Act, and will file the necessary quarterly and other reports with the Securities and Exchange Commission. Although we will not be required to deliver our annual or quarterly reports to security holders, we intend to forward this information to security holders upon receiving a written request to receive such information. The reports and other information filed by us will be available for inspection and copying at the public reference facilities of the Securities and Exchange Commission located at 450 Fifth Street, N. W., Washington, D.C. 20549.

Copies of such material may be obtained by mail from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N. W., Washington, D.C. 20549, at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the Commission maintains a World Wide Website on the Internet at: http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

Properties
-----------
Our corporate and manufacturing offices are located at 643 S. Olive Street, Suite 777, Los Angeles, CA 90014. Our telephone number is
(213) 689-9300 and facsimile number is (213) 689-9304. These offices consist of 800 square feet which are leased on a month to month basis for $700.00 per month.


DILUTION

Assuming completion of the offering, there will be up to 9,000,000 common shares outstanding. The following table illustrates the per common share dilution as of February 15, 2008 that may be experienced by investors at various funding levels.

Funding Level            $1,000,000     $500,000     $250,000     $125,000
                         ----------     --------     --------     --------

Offering price              $1.00          $1.00         $1.00         $1.00

Net tangible book
  value per common
  share before offering  (.002)         (.002)        (.002)        (.002)




Increase per common
  share attributable to
  investors               .107           .055          .026         .009
                         -----          -----         -----        -----
Pro forma net tangible
  book value per
  common share after
  offering                .105           .053          .024         .007
                         -----          -----         -----       ------
Dilution to investors         .895           .947           .976        .993
Dilution as a
  percentage of
  offering price         89.5%           94.7%         97.6%        99.3%

Based on 1,000 common shares outstanding as of December 31, 2007 and total stockholder's deficit of $(17,119) utilizing audited December 31, 2007 financial statements.

Since inception, the officers, directors, promoters and affiliated persons have paid an aggregate average price of $.0001 per common share in comparison to the offering price of $1.00 per common share.

Further Dilution
----------------
Tri-Mark may issue equity and debt securities in the future. These issuances and any sales of additional common shares may have a depressive effect upon the market price of Tri-Mark's common shares and investors in this offering.


DIVIDEND POLICY

We have never declared or paid any dividends. In addition, we anticipate that we will not declare dividends at any time in the foreseeable future.

Instead, we will retain any earnings for use in our business. This policy will be reviewed by our board of directors from time to time in light of, among other things, our earnings and financial position.

No distribution may be made if, after giving it effect, we would not be able to pay its debts as they become due in the usual course of business; or the corporation's total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. The board of directors may base a determination that a distribution is not prohibitive either on financial statements prepared on the basis of accounting practices and principles that are reasonable in the circumstances or on a fair valuation of other method that is reasonable in the circumstances.

DETERMINATION OF OFFERING PRICE

The offering price of the common shares was arbitrarily determined by Tri-Mark based on the financial needs of Tri-Mark without regard to the book value or market value, if any, of our common shares.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Results of Operations for the years ended December 31, 2007 and 2006.

The net loss of $(24,869) for the year ended December 31, 2007 increased compared to last year due to commencement of operations.

Revenues
--------
Revenues of $25,100 for the year ended December 31, 2007 increased from $0 for the year ended December 31, 2006. This increase can also be attributed to commencement of operations.

Cost of Revenues
----------------
Cost of Revenues of $20,063 for the year ended December 31, 2007 compared to $0 for the previous year. The increase in Cost of Revenues is attributed to sales levels.

Selling, general and administrative expense
-------------------------------------------
For the year ended December 31, 2007, general, administrative and selling expenses of $29,906 increased from $650 for the year ended December 31, 2007 due to the commencement of operations. Selling, general and administrative expenses will continue to increase as we implement sales and marketing initiatives.

Liquidity and Capital Resources
-------------------------------
During the year ended December 31, 2007, net cash used by investing activities of $111,000 compared to $0 for the year ended December 31, 2006. Cash used by investing activities resulted from our purchase of property and equipment. We have no commitments for future purchases of capital assets.

During the year ended December 31, 2007, net cash provided by financing activities was $129,521 from proceeds of an officer loan compared to $11,450 from proceeds from an officer loan of $1,450 and the issuance of common stock of $10,000 for the year ended December 31, 2006. .

We are currently not aware of any trends that are reasonably likely to have a material impact on our liquidity. Our current cash balance is estimated to be sufficient to fund our current operations for two months. We are attempting to increase the sales to raise much needed cash for the remainder of the year, which will be supplemented by our efforts to raise cash through the issuance of equities securities. It is our intent to secure a market share in the livestock and inanimate identification industry which we feel will require additional capital over the long term to undertake sales and marketing initiatives, further our research and development, and to manage timing differences in cash flows from the time product is manufactured to the time it is sold and cash is collected from the sale. Our capital strategy is to increase our cash balance through financing transactions, including the issuance of debt and/or equity securities.

Plan of Operations
------------------
Tri-Mark will rely upon both internal development and upon acquisitions for its growth. Tri-Mark believes that it can respond more quickly to market requirements by acquiring complementary products or technology, and intends to continue to evaluate opportunities to acquire new products or technology in the future.

The internal growth objective is to position Tri-Mark as a leading jewelry manufacturer and distributor, with the following key strategic elements:

  - Leveraging the Customer Base - Tri-Mark believes significant opportunities exist to leverage its customer base by selling other products and services to customers who utilize less than the full complement of Tri-Mark's products and services, as well as by expanding Tri-Mark's offerings.
  - Offering Services to Other Segments of the Jewelry Industry - Tri-Mark's Management believes that the need for and interest in other market segments can provide opportunities to develop Tri-Mark's product and services.
  - Strategic Acquisitions Will Allow Expansion of Solutions and Customer Base - Management will endeavor to increase Tri-Mark's anticipated variety of products and believes the industry presents substantial growth opportunities for companies with access to capital and the ability to implement a disciplined acquisition/investment program, while effectively integrating and operating acquired companies. Management also believes there may be opportunities to expand prospective product offerings and/or anticipated customer base through strategic acquisitions.


DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

Our bylaws provide that the number of directors who shall constitute the whole board shall be such number as the board of directors shall at the time have designated. We confirm that the number of authorized directors has been set at five pursuant to our bylaws. Each director shall be selected for a term of one year and until his successor is elected and qualified. Vacancies are filled by a majority vote of the remaining directors then in office with the successor elected for the unexpired term and until the successor is elected and qualified. The directors, officers and significant employees are as follows:

NAME AND ADDRESS            AGE          POSITIONS HELD           SINCE
Barry Sytner                54            CEO, Director          Inception
470 S. Bedford Drive                                             to present
Beverly Hills, CA 90212

Eugene V. Brennan           66            VP of operations       Inception
1 Scenic Drive                                                   to present
Unit 609
Highlands, NJ 07732

Betty Soumekh               53            CFO, Secretary         Inception
470 S. Bedford Drive                        Director             to present
Beverly Hills, CA 90212

Business Experience
-------------------
Barry Sytner, CEO and Director, has been in the Jewelry industry since 1972. He founded Tri-Mark Manufacturing in 2006 to design and manufacture jewelry for Department stores, Wholesalers and Television. These designs can be found in major retailers in the United States and Canada. Prior to Tri-Mark, Mr. Sytner was C.E.O. of Trimline creations for 10 years, distributing promotional diamond jewelry. From 1985 to 1995, Mr. Sytner was CEO of Flash Designs, manufacturing and selling diamond accent jewelry. In 1972, Mr. Sytner founded Stuart Findings, which helped to revolutionize the Jewelry industry with new lines of die-struck lightweight jewelry giving retailers the ability to promote affordable items. Mr. Sytner has served on committees for the Manufacturing Jewelers and Silversmiths of America.

Eugene V. Brennan,V.P President of sales, has held executive positions with major corporations for the past 30 years. Since 2006, he has been President of Tri-Mark Inc, developing sales with national wholesalers and retailers such as Zales corporation and QVC. Prior to joining Tri-Mark, Mr. Brennan was Principal of E.V. Brennan & Associates where he increased the profits of Rockwell Salvage by 700% over a two year period, was instrumental in the launching of Celebrity Shopping Network, created a Financial Services company. From 1977 to 1982, Mr. Brennan was Executive Vice President and Director at F.W. Woolworth responsible for Jewelry and Watch Departments taking sales to close to $40 million. Mr. Brennan has been on the Board of Directors of two Chambers of Commerce, as well as Board member of Shopping Center Associations and Merchants Associations in four cities.

Betty Soumekh, CFO, Secretary and Director of Tri-Mark Inc since its inception and has brought a wealth of experience to Tri-Mark. She consulted with Edison International for two years as part of an executive team overseeing a $9 billion modernization initiative. From

1994 to 2004, Ms Soumekh developed and implemented organizational effectiveness strategies for AT&T, Blue Cross, British Telecom, the Canadian Imperial Bank of Commerce, Kimberly Clark, Vanguard Financial group. From 1991 to 1994, she was Director of Organizational Development with Dylex, a $3 billion retail chain headquartered in Toronto. Ms Soumekh worked with the French Ministry of Finance and Trade from 1982 to 1986 to promote Export Credit programs for corporations with international operations. Ms Soumekh holds an international MBA from the C.E.C.E, France

The above named directors will serve in their capacity as director until our next annual shareholder meeting to be held within six months of our fiscal year's close. Directors are elected for one-year terms.

Code of Ethics Policy
---------------------
We have not yet adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions.

Corporate Governance
--------------------
There have been no changes in any state law or other procedures by which security holders may recommend nominees to our board of directors. In addition to having no nominating committee for this purpose, we currently have no specific audit committee and no audit committee financial expert. Based on the fact that our current business affairs are simple, any such committees are excessive and beyond the scope of our business and needs.

Family Relationships
--------------------
Barry Sytner, an officer and director is married to Betty Soumekh, an officer and director.

Involvement in Certain Legal Proceedings
----------------------------------------
None of our directors, executive officers and control persons have been involved in any of the following events during the past five years:
  - Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time,
   - Any conviction in a criminal proceeding or being subject to any pending criminal proceeding (excluding traffic violations and other minor offenses);
   - Being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities,; or

   - Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Executive Compensation
----------------------
We may elect to award a cash bonus to key employees, directors, officers and consultants based on meeting individual and corporate planned objectives.

                                                                    Long Term Compensation
                       Annual Compensation                            Awards               Payouts
 (a)                    (b)     (c)            (d)      (e)      (f)     (g)      (h)            (i)
                                                       Other                                    All
Name                                                   Annual Restricted         LTIP           Other
and                                                    Compen-   Stock  Options/ Pay-          Compen-
Principal                       Salary        Bonus    sation    Awards  SARs    Outs          sation
Position                Year      ($)          ($)       ($)       ($)   ($)     ($)             ($)

Barry Sytner
Chief Executive Officer  2007        -          -         -         -      -      -               -
                         2006        -          -         -         -      -      -               -

Betty Soumekh
Chief Financial Officer  2007        -          -         -         -      -      -               -
                         2006        -          -         -         -      -      -               -

We do not have any standard arrangements by which directors are compensated for any services provided as a director. No cash has been paid to the directors in their capacity as such.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 15, 2008, the number and percentage of outstanding shares of Tri-Mark common stock owned by (i) each person known to us to beneficially own more than 5% of its outstanding common stock, (ii) each director, (iii) each named executive officer and significant employee, and (iv) all officers and directors as a group.
                                                           Percentage
Name                             Amount    Percentage    After Offering
----                             ------    ----------    --------------
Barry Sytner                    8,000,000    100%            88.89%

Eugene V. Brennan                       0      0%                0%

Betty Soumekh                           0      0%                0%

Officers and Directors
As a group (3 persons)          8,000,000    100%             88.9%

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Director Independence
---------------------
Tri-Mark's board of directors consists of Barry Sytner and Betty
Soumekh. They are not independent as such term is defined by a national securities exchange or an inter-dealer quotation system.

During the year ended December 31, 2007, there were no transactions with related persons other than as described below.


Related Party Loan
------------------
At December 31, 2007 and 2006, Barry Sytner, an officer and director made loans to Tri-mark in the amounts of $130,971 and $1,450, respectively.


DESCRIPTION OF CAPITAL STOCK

The following statements constitute brief summaries of Tri-Mark's certificate of incorporation and bylaws, as amended.

Common Shares
-------------
Tri-Mark's articles of incorporation authorize it to issue up to 25,000,000 common shares and no preferred shares, $0.0001 par value per common share. On February 15, 2008, Tri-Mark effectuated an 8,000 to 1 forward stock split.

Liquidation Rights
------------------
Upon liquidation or dissolution, each outstanding common share will be entitled to share equally in the assets of Tri-Mark legally available for distribution to shareholders after the payment of all debts and other liabilities.

Dividend Rights
---------------
There are no limitations or restrictions upon the rights of the board of directors to declare dividends out of any funds legally available therefore. Tri-Mark has not paid dividends to date and it is not anticipated that any dividends will be paid in the foreseeable future. The board of directors initially may follow a policy of retaining earnings, if any, to finance the future growth of Tri-Mark. Accordingly, future dividends, if any, will depend upon, among other considerations, Tri-Mark's need for working capital and its financial conditions at the time.

Voting Rights
-------------
Holders of common shares of Tri-Mark are entitled to voting rights of one hundred percent. Holders may cast one vote for each share held at all shareholders meetings for all purposes.

Other Rights
------------
Common shares are not redeemable, have no conversion rights and carry no preemptive or other rights to subscribe to or purchase additional common shares. Common Shares do not have cumulative voting features. Our bylaws allow action to be taken by written consent rather than at a meeting of stockholders with the consent of the holders of a majority of shares entitled to vote.

Transfer Agent
--------------
Upon completion of the offering, Olde Monmouth Stock Transfer will act as Tri-Mark's transfer agent.


SHARES ELIGIBLE FOR FUTURE SALE

Upon the date of this prospectus, there are 8,000,000 shares of our common stock outstanding of which no common shares may be freely traded without restriction.

Upon the effectiveness of this registration statement and subsequent exercise of the warrants, up to an additional 9,591,251 common shares may be issued and will be eligible for immediate resale in the public market. The remaining common shares will be restricted within the meaning of Rule 144 under the Securities Act, and are subject to the resale provisions of Rule 144.

In general, under Rule 144, a person who has beneficially owned, for at least one year, shares of common stock that have not been registered under the Securities Act or that were acquired from an affiliate of Tri-Mark is entitled to sell within any three-month period the number of shares of common stock that does not exceed the greater of:

   - one percent of the number of then outstanding shares of common stock, or

   - the average weekly reported trading volume during the four calendar weeks preceding the sale.

Sales under Rule 144 are also subject to notice and manner of sale requirements and to the availability of current public information and must be made in unsolicited brokers' transactions or to a market maker. A person who is not an affiliate of Tri-Mark under the Securities Act during the three months preceding a sale and who has beneficially owned such shares for at least two years is entitled to sell the shares under Rule 144 without regard to the volume, notice, information and manner of sale provisions. Affiliates must comply with the restrictions and requirements of Rule 144 when transferring restricted shares even after the two year holding period has expired and must comply with the restrictions and requirements of Rule 144 in order to sell unrestricted shares.

No predictions can be made of the effect, if any, that market sales of shares of common stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of our common stock could adversely affect the prevailing market price of the common stock, as well as impair our ability to raise capital through the issuance of additional equity securities.


DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer as provided in the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information
------------------
Our common stock is not traded over the counter and is quoted by the Over The Counter Bulletin Board (OTCBB).

Holders
-------
As of February 15, 2008, there was only one shareholder of Tri-Mark.

Dividends
---------
We have not declared any cash dividends on our common stock since our inception and do not anticipate paying any dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payment of dividends will depend on our earnings and financial position and such other factors as the board of directors deems relevant.

EXPERTS

The financial statements of Tri-Mark appearing in this registration statement have been audited by Spector & Wong, LLP, independent auditors and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


LEGAL PROCEEDINGS

We are not a party to any legal proceedings the outcome of which, in the opinion of our management, would have a material adverse effect on our business, financial condition, or results of operation.


LEGAL MATTERS

The validity of the common shares being offered hereby will be passed upon by Jody M. Walker, Attorney At Law, Centennial, Colorado.


WHERE YOU CAN FIND MORE INFORMATION

At your request, we will provide you, without charge, a copy of any document filed as exhibits in this prospectus. If you want more information, write or call us at:

Tri-Mark MFG, Inc.
643 South Olive St. #777
Los Angeles, CA 90014
Telephone (213) 689-9300
Fax (213) 689-9304

Attention: Barry Sytner, Chief Executive Officer

Our fiscal year ends on December 31st. We are a reporting company and file annual, quarterly and current reports with the SEC. You may read and copy any reports, statements, or other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC Internet site at http:\\www.sec.gov.

FINANCIAL STATEMENTS

The following financial statements required by Item 310 of Regulation S-B are furnished below:

Report of Independent Registered Public Accounting Firm dated January
28, 2008.
Balance Sheets,
   As of December 31, 2007 and December 31, 2006
Statements of Operations and Comprehensive Loss for the years ended
   December 31, 2007 and 2006
Statements of Cash Flows for the
   years ended December 31, 2007
   and 2006 (unaudited)
Notes to financial statements

[Letterhead of SPECTOR & WONG, LLP]


REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Tri-Mark MFG, Inc.

We have audited the accompanying balance sheets of Tri-Mark MFG, Inc. as of December 31, 2007 and 2006, and the related statements of operations, stockholders' deficit, and cash flows for each of the years ended December 31, 2007 and 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (Unites States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial positions of Tri-Mark MFG, Inc. as of December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the years ended December 31, 2007 and 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the company will continue as a going concern. As discussed in Note 2 to the financial statements, the company's operation losses and working capital deficiency raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Specdtor & Wong, LLP
Spector & Wong, LLP
Pasadena, California
January 28, 2008

TRI-MARK MFG, INC.
BALANCE SHEETS
-----------------------------------------------------------------------
                                                       As of
                                              -------------------------
                                              December 31,  December 31
                                                 2007          2006
                                               Audited        Audited
                                              ------------  -----------

ASSETS
CURRENT ASSETS:
  Cash                                       $       52    $   10,000
  Accounts Receivable                            25,000             -
                                             ----------    ----------
      Total current assets                       25,052        10,000

Property and equipment, net of accumulated
  depreciation of $22,200 and none for
  2007 and 2006, respectively                    88,800             -
                                             ----------    ----------
TOTAL ASSETS                                 $  113,852    $   10,000
                                             ==========    ==========

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
  Notes payable - related parties            $  130,971    $    1,450
                                             ----------    ----------
      Total current liabilities                 130,971         1,450
                                             ----------    ----------
TOTAL LIABILITIES                               130,971         1,450
                                                           ----------

Stockholders' Deficit:
  Common stock, $1 par value; 1,000 shares
    authorized; 1,000 shares issued and
    outstanding for both years                    1,000         1,000
  Paid-in capital                                 9,000         9,000
  Accumulated deficit                           (27,119)       (1,450)
                                             ----------    ----------
      Total stockholders' equity                (17,119)        8,550
                                             ----------    ----------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT  $  113,852    $   10,000
                                             ==========    ==========

See notes to audited financial statements.

TRI-MARK MFG, INC.
STATEMENTS OF OPERATIONS
                                                    For years ended
                                                      December 31,
                                               ------------------------
                                                  2007          2006
                                               ----------    ----------
Revenues                                      $   25,100    $        -

Cost and Expenses
  Cost of revenue                                 20,063             -
  Selling, general and administrative expenses    29,906           650
                                              ----------    ----------
                                                  49,969           650

  Operating income (loss)                        (24,869)         (650)

Other Income (Expenses):
  Interest and Other Income                            -             -
  Interest and Other Expenses                          -             -
                                              ----------    ----------
      Total Other Income (Expenses)                    -             -
                                              ----------    ----------

Net income (loss) before Income Taxes         $  (24,869)   $     (650)
                                              ==========    ==========
Provision for Taxes                                  800           800
                                              ----------    ----------
Net Income (Loss)                             $  (25,669)   $   (1,450)
                                              ==========    ==========
Net loss per share, Basic and Diluted            $(25.67)       $(1.45)

Weighted Average Number of Shares                  1,000         1,000

See notes to audited financial statements.

TRI-MARK MFG, INC.
STATEMENT OF STOCKHOLDERS' DEFICIT

                                    Common Stock     Paid -in   Accumulated
                                  Shares    Amounts   Capital     Deficit       Total
                                  ----------------  ----------   -----------   -------
BALANCE, December 15, 2006
(Inception)                            -   $     -    $     -   $      -      $     -
Issuance of Common Stock for cash  1,000     1,000      9,000   $      -       10,000

Net Loss for the year ended
  December 31, 2006                                               (1,450)      (1,450)
                                  ---------------------------------------------------
Balance at December 31, 2006       1,000     1,000       9,000    (1,450)       8,550
                                  ===================================================
Net Loss for the year ended
  December 31, 2007                    -         -           -   (25,669)     (25,669)
                                  ---------------------------------------------------
Balance at December 31, 2007       1,000   $ 1,000    $ 9,000    (27,119)     (17,119)
                                  ===================================================

See notes to audited financial statements

TRI-MARK MFG, INC.
STATEMENTS OF CASH FLOWS
                                             Year Ended     Year Ended
                                            December 31,   December 31,
                                                2007           2006
                                            ------------   ------------
Cash Flow from Operating Activities:
  Net loss                                   $   (25,669)  $    (1,450)
  Adjustments to reconcile net loss to
    net cash used by operating activities:
    Depreciation                                  22,200             -
    Increase in Accounts receivable              (25,000)            -
                                              ----------    ----------
Net Cash used by Operating Activities            (28,469)       (1,450)
                                              ----------    ----------
Cash Flow from Investing Activities:
  Purchase of property and equipment            (111,000)            -
                                              ----------    ----------
Net Cash used by Investing Activities           (111,000)            -
                                              ----------    ----------
Cash Flow from Financing Activities:
  Proceeds from Officer Loan                     129,521         1,450
  Proceeds from issuance of stock                      -        10,000
                                              ----------    ----------
Net Cash provided by Financing Activities        129,521        11,450
                                              ----------    ----------

Net Increase (Decrease) in Cash                   (9,948)       10,000

Cash Balance, beginning of period                 10,000             -
                                              ----------    ----------
Cash Balance at end of period                 $       52    $        -
                                              ==========    ==========

Supplemental Disclosures:
  Taxes Paid                                  $        -    $        -

See notes to audited financial statements

TRI-MARK MFG, INC.
NOTES TO AUDITED FINANCIAL STATEMENTS
-----------------------------------------------------------

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES

Nature of Business: Tri-Mark MFG, Inc. ("Tri-Mark") was incorporated in the state of California on December 15, 2006. Tri-Mark designs and manufactures low end jewelry which are marketed, wholesale and retail, domestically.

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

Use of estimates: The preparation of the accompanying financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that directly affect the results of reported assets, liabilities, revenue, and expenses. Actual results may differ from these estimates.

Revenue recognition: The Company generally recognizes product revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectibility is probable. In instances where the final acceptance of the product is specified by the customer, revenue is deferred until all acceptance criteria has been met. Customers' prepayments are deferred until products are shipped and accepted by the customers.

Allowance for Doubtful Accounts: Management of the Company makes judgments as to its ability to collect outstanding receivables and provide allowances for the portion of receivables when collection becomes doubtful. Provisions are made based upon a specific review of all outstanding invoices. The Company has no bad debt expenses for the years ended December 31, 2007 and 2006.

Cash Equivalents: For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.

Fair Value of Financial Instruments: The carrying amounts of the financial instruments have been estimated by management to approximate fair value.

Property and Equipment: Property and Equipment are valued at cost. Maintenance and repair costs are charged to expenses as incurred. Depreciation is computed on the straight-.line method based on the following estimated useful lives of the assets: 3 to 4 years for computer, software and office equipment, and 5 to 7 years for furniture and fixtures.

TRI-MARK MFG, INC.
NOTES TO AUDITED FINANCIAL STATEMENTS
-----------------------------------------------------------

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES (Continued)

Income Taxes: Income tax expense is based on pretax financial accounting income. Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts.

Initially, the Company elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company has no federal income tax liability. Instead, the stockholder is liable for individual income taxes on the respective share of the Company's taxable income.

Net Loss Per share: Basic net loss per share includes no dilution and is computed by dividing net loss available to common stockholders by the weighted average number of common stock outstanding for the period. Diluted net loss per share does not differ from basic net loss per share since potential shares of common stock are anti-dilutive for all periods presented.

New Accounting Standards: In June 2006, the Financial Accounting Standards Board (FASB") issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, ("FIN 48"). This Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not expect the adoption of FIN 48 to have a material impact on its financial statements.

In September 2006, the FASB issued Financial Accounting Standards (FAS") No. 157, Fair Value Measurements. FAS No. 157 defines fair value, establishers a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This statement addresses how to calculate fair value measurements required or permitted under other accounting pronouncements. Accordingly, this statement does not require any new fair value measurements. However, for some entities, the application of the statement will change current practice. FAS No. 157 is effective for the Company beginning January 1, 2008. The Company is currently evaluating the impact of this standard.

In September 2006, the Securities and Exchange Commission ("SEC") staff issued Staff Accounting Bulletin No. 108 ("SAB 108"), Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in

TRI-MARK MFG, INC.
NOTES TO AUDITED FINANCIAL STATEMENTS
-----------------------------------------------------------

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES (continued)

Current Year Financial Statements. The stated purpose of SAB 108 is to provide consistency between how registrants quantify financial statement misstatements.

Prior to the issuance of SAB 108 there have been two widely-used methods, known as the "roll-over" and "iron curtain" methods, of quantifying the effects of financial statement misstatements. The roll0over method quantifies the amount by which the current year income statement is misstated while the iron curtain method quantifies the error as the cumulative amount by which the current year balance sheet is misstated. Neither of these methods considers the impact of misstatements on the financial statements as a whole.

SAB 108 established an approach that requires quantification of financial statement misstatements based on the effects of the misstatement on each of the Company's financial statements and the related financial statement disclosures. This approach is referred to as the "dual approach" as it requires quantification of errors under both the roll-over and iron curtain methods.

SAB 108 allows registrants to initially apply the dual approach by either retroactively adjusting prior financial statements as if the dual approach had always been used, or by recording the cumulative effect of initially applying the dual approach as adjustments to the carrying values of assets and liabilities as of January 1, 2006 with an offsetting adjustment recorded to the opening balance of retained earnings.

The Company will initially apply SAB 108 using the cumulative effect transition method in connection with the preparation of the annual financial statements for the year ending December 31, 2006. The
Company does not believe the adoption of SAB 108 will have a significant effect on its financial statements.

The FASB has also issued FAS 155, Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140, FAS 156, Accounting for Servicing of Financial Assets - an amendment of FASB Statement No. 140, and FAS 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, but they will not be applicable to the current operations of the Company. Therefore, a description and the impact on the Company's operations and financial position for each of the pronouncements above have not been disclosed.

TRI-MARK MFG, INC.
NOTES TO AUDITED FINANCIAL STATEMENTS
-----------------------------------------------------------

NOTE 2 - GOING CONCERN

The Company's financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. In the near term, the Company expects operating costs to continue to exceed funds generated from operations. As a result, the Company expects to continue to incur operating losses and may have insufficient funds to grow its business in the near future. The


Company can give no assurance that it will achieve profitability or be capable of sustaining profitable operations. As a result, operations in the near future are expected to continue to use working capital.

Management of the Company is actively increasing marketing efforts to increase revenues. The ability of the Company to continue as a going concern is dependent on its ability to meet its financing arrangement and the success of its future operations. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3 - MAJOR CUSTOMERS

During the year ended December 31, 2007, the Company had one customer which accounted for $25,100, or 100% of its revenue.

During the period ended December 31, 2006, the Company had no customers and no revenue.

NOTE 4 - NOTES PAYABLE TO RELATED PARTIES

Notes Payable to related parties at December 31, 2007, and 2006 consists of loans from the CEO of the Company in the amounts of $130,971 and $1,450, respectively.

NOTE 5 - NET LOSS PER SHARE

The following table sets forth the computation of basic and diluted net loss per share:

                                           For years ended December 31,
                                             2007                2006
                                           ----------------------------
Numerator:
  Net Loss                                 $  (25,669)      $   (1,450)
Denominator:
  Weighted Average Number of Shares             1,000            1,000
                                           ----------       ----------
Net loss per share - Basic and Diluted     $   (25.67)      $    (1.45)
                                           ==========       ==========

TRI-MARK MFG, INC.
NOTES TO AUDITED FINANCIAL STATEMENTS
-----------------------------------------------------------

NOTE 6 - STOCKHOLDERS' EQUITY

As of December 31, 2007, there were 1,000 shares of common stock issued and outstanding. All stocks were issued to the Company's sole shareholder and the CEO.

NOTE 7 - GUARANTEES

The Company from time to time may enter into certain types of contracts that contingently require the Company to indemnify parties against third-party claims. These contracts primarily relate to: (i) divestiture agreements, under which the Company may provide customary indemnifications to purchasers of the Company's businesses or assets; and (ii) certain agreements with the Company's officers, directors and employees, under which the Company may be required to indemnify such persons for liabilities arising out of their employment relationship.

The terms of such obligations vary. Generally, maximum obligation is not explicitly stated. Because the obligated amounts of these types of agreements often are not explicitly stated, the overall maximum amount of the obligation cannot be reasonably estimated. Historically, the Company has not been obligated to make significant payments for these obligations, and no liabilities have been recorded for these obligations on its balance sheet as of December 31, 2007.

NOTE 8 - SEGMENT INFORMATION

SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" requires that a publicly traded company must disclose information about its operating segments when it presents a complete set of financial statements. Since the Company has only one segment; accordingly, detailed information of the reportable segment is not presented.

NOTE 10 - SUBSEQUENT EVENT

The Company is in the process of terminating its Subchapter S election of the Internal Revenue Code.

Up to a Maximum of 1,000,000 Common Shares at $1.00 per Common Share



Prospectus

Tri-Mark MFG, Inc.


February 25, 2008


YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, COMMON SHARES ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED.

Until __________________2008, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13.  Other Expenses of Issuance and Distribution
-----------------------------------------------------
The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities being registered. The registrant shall pay the expenses.

SEC Registration Fee . . . . . .  $    39.30
Printing and Engraving Expenses     1,500.00
Legal Fees and Expenses . . . .    25,000.00
Accounting Fees and Expenses. .     5,000.00
Miscellaneous . . . . . . . . .     2,500.00
                                  ----------
TOTAL . . . . . . . . . . . . .   $34,039.30
                                  ==========

Item 14.  Indemnification of Directors and Officers
---------------------------------------------------
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer as provided in the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.  Recent Sales of Unregistered Securities
-------------------------------------------------
In December 2006, Tri-Mark issued Barry Sytner, an officer and director, 1,000 common shares for cash of $10,000.

The above securities issued in 2006 were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933 to sophisticated investors.

Item 16. Exhibits and Financial Statement Schedules
---------------------------------------------------

INDEX TO EXHIBITS

Exhibit Number and Identification of Exhibit

(3)     Articles of Incorporation, By-Laws
      (i)      Articles of Incorporation.
      (ii)     By-Laws.
      (iv)     Instruments defining common stock.
(5)     Consent and opinion of Jody M. Walker, Attorney At Law.
(10)    Material Contracts.
(11)    Statement of Computation of Per Share Earnings
         This Computation appears in the Financial Statements.
(23)   Consent of Certified Public Accountant.

Item 17. Undertakings
----------------------
   (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

        ii. Reflect in the prospectus any facts or events arising after the effective date of which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC in accordance with Rule 424(b) of this chapter, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        iii. Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchase, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchase and will be considered to offer or sell such securities to such purchaser:

           i. Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;
          ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
         iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
         iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

     (5) Insofar as indemnification for liabilities arising under the Securities Act (the "Act") may be permitted to directors, officers and controlling persons of the registrant as provided in the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Los Angeles, State of California, on February 25, 2008.

Tri-Mark MFG, Inc.

By: /s/ Barry Sytner
    ----------------
    Barry Sytner, CEO

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By:   /s/ Barry Sytner             By:    /s/Betty Soumekh
      Barry Sytner, CEO                   Betty Soumekh, CFO,
         Director                           Controller Director
      February 25, 2008                   February 25, 2008